Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-111540, 333-115667, 333-120092 and 333-117082) and in the related Prospectuses, and the Registration Statements on Form S-8 (File Nos. 333-111393, 333-109006, 333-83804, 333-58518, 333-118178, 333-114642) of American Access Technologies, Inc. and Subsidiary of our report dated January 30, 2005, with respect to the consolidated financial statements of American Access Technologies, Inc. and Subsidiary which appears in this Annual Report on Form 10-KSB of American Access Technologies, Inc. and Subsidiary for the year ended December 31, 2005.

RACHLIN COHEN & HOLTZ LLP

Fort Lauderdale, Florida

March 31, 2006